Exhibit 3.3

Articles Supplementary

of

Terra Property Trust, Inc.

Terra Property Trust, Inc., a corporation organized and existing under the laws of the State of Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

First: Under a power contained in Article VI of the Corporation's Articles of Incorporation, including these Articles Supplementary (the "Charter"), the Board of Directors, by unanimous approval on November 30, 2016 has classified and designated 125 shares (the "Shares") of Preferred Stock (as defined in the Charter) as a separate class of preferred stock to be known as the 12.5% Series A Redeemable Cumulative Preferred Stock, $1,000 liquidation value per share ("Series A Preferred Shares"), with the preferences, rights, voting powers, restrictions, and limitations as follows:

12.5% Series A Redeemable Cumulative Preferred Stock

1.                  Rank. The Series A Preferred Shares shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank senior to all equity securities issued by the Corporation, including without limitation, all classes or series of Common Stock of the Corporation. The term "equity securities" shall not include convertible debt securities.

2.                  Dividends.

(a)               The record holders of the then outstanding Series A Preferred Shares shall be entitled to receive cumulative preferential cash dividends, when and as authorized by the Board of Directors of the Corporation, out of funds legally available for the payment of dividends, at the rate of 12.5% per annum of the total of (i) the $1,000 liquidation preference (the "Liquidation Preference") plus (ii) all accumulated and unpaid dividends thereon which are in arrears. Such dividends shall accrue on a daily basis and be cumulative from the first date on which any Series A Preferred Shares are issued, such issue date to be contemporaneous with the first receipt by the Corporation of subscription funds for the Series A Preferred Shares (the "Initial Issue Date"), and shall be payable semi-annually in arrears on June 30 and December 31 of each year or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). Any dividend payable on the Series A Preferred Shares for any partial Dividend Period (as defined below) will be computed on the basis of a 360-day year consisting of twelve 30-day months. The term "Dividend Period" shall mean, with respect to the first "Dividend Period," the period from and including the Initial Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent "Dividend Period," the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated. Dividends shall be paid to holders of record of the Series A Preferred Shares as their names appear in the stock transfer records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Dividends in respect of any past Dividend Periods that are in arrears may be authorized and paid at any time to holders of record on the Dividend Record Date related to each such Dividend Period. Any dividend payment made on the Series A Preferred Shares shall be credited first against the earliest accrued but unpaid dividend due which remains payable.

(b)               No dividends on the Series A Preferred Shares shall be authorized by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

(c)               Notwithstanding the foregoing, dividends on the Series A Preferred Shares shall accrue whether or not the terms and provisions set forth in Section 2(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Dividends will be authorized and paid when due in all events to the fullest extent permitted by law and, if revaluation of the Corporation or its assets would permit payment of dividends which would otherwise be prohibited, then such revaluation shall be done. Accrued but unpaid dividends on the Series A Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.

(d)               Except as provided in Section 2(e), unless full cumulative dividends on the Series A Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods and the then current Dividend Period, no dividends (other than in shares of Common Stock or other shares of stock ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon the Common Stock, or any other stock of the Corporation ranking junior to the Series A Preferred Shares as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of stock of the Corporation ranking junior to the Series A Preferred Shares as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other stock of the Corporation ranking junior to the Series A Preferred Shares as to dividends and upon liquidation). Holders of the Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Shares as provided above. Any dividend payment made on the Series A Preferred Shares shall be first credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(e)               When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Shares, all dividends authorized upon the Series A Preferred Shares shall be authorized pro rata.

(f)                Holders of the Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares in excess of the full cumulative dividends on the Series A Preferred Shares as described above.

(g)               If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 856 of the Code) any portion (the "Capital Gains Amount") of the dividends paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the Capital Gains Amount allocable to holders of the Series A Preferred Shares shall be the amount that the total dividends paid or made available to the holders of the Series A Preferred Shares for the year bears to the Total Dividends.

3.                  Liquidation Preference.

(a)               Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Series A Preferred Shares shall be entitled to receive, or have the Corporation declare and set apart for payment,  out of the assets of the Corporation legally available for distribution to its stockholders, a distribution in cash in the amount of the Liquidation Preference plus an amount equal to all dividends accrued and unpaid thereon to the date of payment or on the date funds are set apart for payment, plus, if applicable, the Redemption Premium (as defined below) then in effect, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Shares as to liquidation rights.  In the event the Corporation elects to set the Liquidation Preference apart for payment, the Series A Preferred Shares shall remain outstanding until the holders thereof are paid the Liquidation Preference, plus any additional accrued and unpaid dividends to the date of payment, which shall be not later than immediately prior to the Corporation making its final liquidating distribution on its shares of Common Stock.  In the event that the Redemption Premium in effect on the payment date is less than the Redemption Premium on the date that the Liquidation Preference was set apart for payment, the Corporation may make an appropriate adjustment to the funds set apart for payment prior to payment to the holders of the Series A Preferred Shares.

(b)               In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Corporation are insufficient to pay the amount of the Liquidation Preference plus an amount equal to all dividends accrued and unpaid on all outstanding Series A Preferred Shares, then the holders of the Series A Preferred Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

(c)               After payment of the full amount of liquidating distributions to which they are entitled, the holders of the Series A Preferred Shares will have no right or claim to any of the remaining assets of the Corporation.

(d)               Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given not less than 15 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Shares.

(e)               Neither the consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, nor the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.

4.                 Redemption.

(a)               Right of Optional Redemption. The Corporation, at its option and upon not less than 15 nor more than 60 days' written notice, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time (the "Redemption Date"), for cash at a redemption price of $1,000 per share, plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (except as provided in Section 4(c) below) (the "Redemption Price"), plus a redemption premium per share (each, a "Redemption Premium") as follows:

Period	Redemption Premium
Issuance date until December 31, 2018	$50
Thereafter	0

If less than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

(b)               Limitations on Redemption. Unless full cumulative dividends on all of the Series A Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any of the Series A Preferred Shares (except by exchange for capital stock of the Corporation ranking junior to the Series A Preferred Shares as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of the Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares or any such purchase or acquisition made in order to ensure that the Corporation remains qualified as a real estate investment trust for federal income tax purposes.

(c)               Rights to Dividends on Shares Called for Redemption. Immediately prior to any redemption of the Series A Preferred Shares, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the Redemption Date, unless a Redemption Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of the Series A Preferred Shares at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(d)               Procedures for Redemption.

(i)                Notice of redemption will be given by the Corporation not less than 15 nor more than 60 days prior to the Redemption Date, addressed to the respective holders of record of the Series A Preferred Shares to be redeemed. No failure to give such notice or any defect thereof or in the sending thereof shall affect the validity of the proceedings for the redemption of any of the Series A Preferred Shares except as to the holder to whom notice was defective or not given.

(ii)              In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Shares may be listed or admitted to trading, such notice shall state: (A) the Redemption Date; (B) the Redemption Price; (C) the Redemption Premium, if any; (D) the number of Series A Preferred Shares to be redeemed; (E) the place or places where the Series A Preferred Shares are to be surrendered (if so required in the notice) for payment of the Redemption Price; and (F) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date. If less than all of the Series A Preferred Shares held by any holder is to be redeemed, the notice sent to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed.

(iii)            If notice of redemption of any of the Series A Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any of the Series A Preferred Shares so called for redemption, then, from and after the Redemption Date, dividends will cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price. Holders of the Series A Preferred Shares to be redeemed shall surrender such Series A Preferred Shares at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for the Series A Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Series A Preferred Shares shall be redeemed by the Corporation at the Redemption Price plus any applicable Redemption Premium and any accrued and unpaid dividends payable upon such redemption. In case fewer than all of the Series A Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series A Preferred Shares without cost to the holder thereof.

(iv)             The deposit of funds with a bank or trust company for the purpose of redeeming the Series A Preferred Shares shall be irrevocable except that:

(A)             The Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holder of any shares redeemed shall have no claim to such interest or other earnings; and

(B)              Any balance of money so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Shares entitled thereto at the expiration of two years from the applicable Redemption Date shall be paid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(e)               Legally Available Funds. No Series A Preferred Shares may be redeemed except with funds legally available for the payment of the Redemption Price.

(f)                Status of Redeemed Shares. Any Series A Preferred Shares that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued preferred shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors of the Corporation.

5.                  Voting Rights. Except (a) as provided in this Section or (b) where a vote by class is required by law, the holders of the Series A Preferred Shares shall not be entitled to vote on any matter submitted to stockholders for a vote. Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding Series A Preferred Shares (excluding any shares owned by any holder controlling, controlled by, or under common control with, the Corporation), voting as a separate class, shall be required for (a) authorization or issuance of any security senior to or on a parity with the Series A Preferred Shares, (b) any amendment to the Corporation's Charter which has a material adverse effect on the rights and preferences of the Series A Preferred Shares or (c) any reclassification of the Series A Preferred Shares.

6.                  Conversion. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Corporation.

7.                  Notice. All notices to be given to the holders of the Series A Preferred Shares shall be given by (i) mail, postage prepaid, (ii) overnight delivery courier service, (iii) facsimile transmission (iv) electronic mail or (v) personal delivery, to the holders of record, addressed to the address or sent to the facsimile number shown by the records of the Corporation.

8.                  Restriction on Ownership and Transfer.

(a)               The Series A Preferred Shares are subject to the provisions of Article VII of the Charter, including without limitation the provisions relative to excess shares.

(b)               The Series A Preferred Shares may not be transferred except in the case of "Permitted Transfers." The term "Permitted Transfers" shall mean transfers or assignments: (i) by the holder to the Corporation; (ii) by bequest or the laws of descent or distribution; (iii) in connection with a transfer to an unaffiliated third party pursuant to a merger, consolidation, stock-for-stock exchange, tender offer or similar transaction; (iv) to a family member or a controlled entity for bona fide estate planning purposes; (v) by a trust to the trust's beneficiaries; (vi) pursuant to an effective registration statement under the Securities Act of 1933 simultaneously with registration of the Series A Preferred Shares under Section 12 of the Securities Exchange Act of 1934; and (vii) in reliance upon an available exemption from the registration requirements of the Securities Act of 1933. Transfers under clauses (ii), (iii), (iv), (v), (vi), and (vii) shall be subject to the transferee agreeing to be bound by the same restrictions on transfer.

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Second: These Articles Supplementary have been approved by the Corporation's Board of Directors in the manner and by the vote required by law.

Third: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

Fourth: The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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In Witness Whereof, Terra Property Trust, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer and attested by its Chief Financial Officer, Treasurer and Secretary, on December 9, 2016.

ATTEST:		TERRA PROPERTY TRUST, INC.

By:	/s/ Greg Pinkus	By:	/s/ Bruce Batkin
Name:	Greg Pinkus	Name:	Bruce Batkin
Title:	Chief Financial Officer, Treasurer and Secretary	Title:	President and Chief Executive Officer

Signature Page to Terra Property Trust, Inc. Articles Supplementary